UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FIRST COMMUNITY BANCSHARES, INC.

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Notice of 2017 Annual Meeting of Stockholders

April 25, 2017, at 2:00 p.m. Eastern Daylight Time

Corporate Center

29 College Drive

Bluefield, Virginia 24605

March 14, 2017

To First Community Bancshares, Inc. Stockholders:

First Community Bancshares, Inc.’s Annual Meeting of Stockholders will be held at the First Community Bancshares, Inc. Corporate Center located at 29 College Drive, Bluefield, Virginia 24605, at 2:00 p.m. Eastern Daylight Time on Tuesday, April 25, 2017. Following a report of the Corporation’s banking and related business operations, stockholders will:

•	Vote on the election of three (3) directors to serve as members of the Board of Directors, Class of 2020;

•	Vote on a non-binding, advisory basis to approve the compensation of the Corporation’s named executive officers;

•	Vote on a non-binding, advisory basis to approve the frequency of future advisory approvals of the Corporation’s executive compensation;

•	Vote on ratification of the selection of the independent registered public accounting firm for 2017; and

•	Transact other business that may properly come before the meeting.

Stockholders of record at the close of business on March 1, 2017, will be entitled to vote at the Annual Meeting and any adjournments.

/s/David D. Brown

David D. Brown

Secretary

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

APRIL 25, 2017.

The proxy materials for this Annual Meeting of Stockholders of First Community Bancshares, Inc., consisting of the proxy statement, annual report, and proxy card are available over the Internet at http://www.fcbinc.com.

All persons attending the 2017 Annual Meeting must present photo identification. Please follow the advance registration instructions on the last page of this proxy statement.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO FIRST COMMUNITY BANCSHARES, INC. YOU MAY VOTE BY THE FOLLOWING METHODS:

1.	By telephone: (800) 690-6903 until 11:59 p.m. Eastern Daylight Time on April 24, 2017; or

2.	On the Internet at http://www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on April 24, 2017; or

3.	Complete, sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the Annual Meeting. An addressed return envelope is enclosed for your convenience.

FIRST COMMUNITY BANCSHARES, INC. ENCOURAGES STOCKHOLDERS TO SUBMIT THEIR PROXIES IN ADVANCE OF THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605-0989

March 14, 2017

Dear Stockholder,

You are invited to attend the 2017 Annual Meeting of Stockholders of First Community Bancshares, Inc. (the “Corporation”) to be held on Tuesday, April 25, 2017, at 2:00 p.m. Eastern Daylight Time at the First Community Bancshares Corporate Center located at 29 College Drive, Bluefield, Virginia.

The Annual Meeting will begin with a brief report of the Corporation’s operations. This report will be followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and discussion of other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the registration instructions on the last page of this proxy statement. All persons attending the 2017 Annual Meeting of Stockholders must present photo identification.

Whether or not you plan to attend, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, on the Internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope.

  Very truly yours,

/s/ William P. Stafford, II

 William P. Stafford, II

Chairman of the Board

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
ADDITIONAL INFORMATION	36
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement	36
Other Stockholder Proposals and Stockholder Nominations for Directors for Presentation at Next Year’s Annual Meeting	36
Solicitation of Proxies	36
Stockholders’ Requests for Copies of 2016 Annual Report and Proxy Materials	36
Delivery of Documents to Stockholders Sharing Same Address (Householding)	36
Electronic Access to Proxy Statement and Annual Report	37
First Community Bancshares, Inc. Annual Meeting of Stockholders	37
Information about Advance Registration for Attending the Meeting	37
Voting in Person at the Meeting	37

PROXY STATEMENT

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605

The Board of Directors of First Community Bancshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 25, 2017, at 2:00 p.m. Eastern Daylight Time at the First Community Bancshares, Inc. Corporate Center, located at 29 College Drive, Bluefield, Virginia, and at any adjournment thereof.

The expenses of solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy statement, proxy card, and return envelopes; the handling and tabulation of proxies received; and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to mailing of proxy materials, solicitation may be made in person, by telephone or by other means by officers, directors or employees of the Corporation.

This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Corporation on or about March 14, 2017.

Voting

Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the three (3) directors nominated by the Board of Directors and named in this proxy statement; FOR approval, on a non-binding, advisory basis, of the Corporation’s executive compensation; FOR, on a non-binding advisory basis, a frequency of every three (3) years for future stockholder advisory votes on the Corporation’s executive compensation; and FOR ratification of Dixon Hughes Goodman LLP as the Corporation’s independent registered public accounting firm.

Any stockholder may revoke his or her proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of the Corporation’s Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that institution, bring it with you to the Annual Meeting and submit it with your ballot in order to be able to vote your shares at the Annual Meeting.

The Board of Directors has fixed March 1, 2017, as the record date for stockholders entitled to notice of the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting, and the holders of record on the record date will have one vote for each share so held in the matters to be voted upon by the stockholders. Treasury shares are not voted. As of the close of business on March 1, 2017, the outstanding shares of the Corporation consisted of 16,994,616 shares of Common Stock.

The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast at a stockholders’ meeting with a quorum present. The three (3) persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Corporation. The advisory approval of the Corporation’s executive compensation program and the ratification of the independent registered public accounting firm each require that the number of votes cast in favor of the proposal exceed the number of votes cast against. The advisory approval of the frequency for future stockholder advisory votes on the Corporation’s executive compensation requires that the stockholder choose a preferred frequency of one (1) year, two (2) years, or three (3) years, or, alternatively, the shareholder may abstain. The frequency with the highest number of votes cast is deemed as the non-binding, advisory frequency selected by the stockholders for futures advisory votes on executive compensation. Except as stated above regarding the presence of a quorum, abstentions and broker non-votes will have no effect on any of the proposals set forth in this proxy statement.

If the shares you own are held in “street name” (that is, through a brokerage firm, bank, or other nominee) you may vote your shares by following the instructions provided by the nominee. As the record holder of your shares, your nominee is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions provided to you by your nominee, many of which offer the option of voting online or by telephone. Under the current rules of the NASDAQ Stock Market LLC or NASDAQ, if you do not give instructions to your nominee, it will only be able to vote your shares for the ratification of the independent registered public accounting firm and it will not be able to vote your shares for the election of directors, the advisory vote on the Corporation’s executive compensation, or the advisory vote as to the frequency of future advisory votes on the Corporation’s executive compensation.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is comprised of eight (8) directors, including six (6) non-management directors, currently divided into three (3) classes with staggered terms: the class of 2017, consisting of three (3) directors; the class of 2018, consisting of three (3) directors; and the class of 2019, consisting of two (2) directors. The three (3) directors from the class of 2017 are each nominated for re-election at the 2017 Annual Meeting. The three (3) directors elected will become the class of 2020, and will serve until the 2020 Annual Meeting.

In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an alternate nominee designated by the present Board of Directors to fill the vacancy. In the event more than three (3) persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below, or for any alternates nominated by the Board. All nominees named herein have consented to be named and to serve as directors if elected.

No director or executive officer of the Corporation is closely related to any other director or executive officer of the Corporation by blood, marriage or adoption.

The table set forth below describes each director and nominee, including his or her age; the applicable director class, which is based upon the year in which his or her term of service expires; and title. A biography describing each director’s and each nominee’s qualifications and business background is set forth below the table. The Corporation does not know of any reason why any nominee would be unable to serve as a director.

Members of the Corporation’s Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Corporation’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills. In addition, the Corporation looks to achieve a diversified Board, including members with varying experience, age, perspective, residence, and background.

Name and Title	Age	Director of Corporation Since	Class of Directors
W. C. Blankenship, Jr., Director	66	2012	2018
C. William Davis, Director Nominee	69	2015	2017
Samuel L. Elmore, Director	70	2013	2019
Richard S. Johnson, Director	67	2008	2019
I. Norris Kantor, Director	87	1989	2018
Gary R. Mills, President & Director Nominee	49	2016	2017
M. Adam Sarver, Director Nominee	40	2015	2017
William P. Stafford, II, Chief Executive Officer and Director (Chairman)	53	1994	2018

NOMINEES FOR THE CLASS OF 2020

C. William Davis, Attorney, Richardson & Davis, PLLC, Bluefield, West Virginia.

Mr. Davis was appointed to serve on the Board on August 25, 2015. Mr. Davis graduated from the Virginia Military Institute in 1970, with a Bachelor of Science degree in Civil Engineering and from Washington & Lee University School of Law in 1973, with a Juris Doctor degree. Mr. Davis is a member of Richardson & Davis, PLLC and practices law, primarily in the areas of civil litigation, commercial transactions, trusts and estates, and banking. Mr. Davis has served as a Director of the Corporation’s banking subsidiary since 1990 and a predecessor bank from 1987 to 1990. Mr. Davis has served as a Director for a variety of business and professional organizations in the region, including Bluefield Supply Company, Flat Top Insurance Agency, the Defense Trial Counsel of West Virginia, Inc., and the West Virginia State Bar Board of Governors.

Mr. Davis’ relevant experience qualifying him for service as a director includes: a broad range of business, legal, banking, and regulatory related issues encountered in the practice of law; extensive civic and community service; and thirty-two (32) years of board service in the banking industry.

Gary R. Mills, President, First Community Bancshares, Inc. and Chief Executive Officer and President, First Community Bank, Bluefield, Virginia

Mr. Mills has served as President of the Corporation and Chief Executive Officer and President of First Community Bank since August 31, 2013, and has been employed by the Corporation and/or one of its subsidiaries since 1998. Mr. Mills served as Chief Executive Officer of the Princeton Division of First Community Bank from 1998 until 2005; Senior Vice President of Credit Administration from 2005 to 2006; and most recently as Chief Credit Officer from 2007 until his appointment as Chief Executive Officer. Mr. Mills is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration with a concentration in Accounting from Concord University.

Mr. Mills’ relevant experience qualifying him for service as a director includes twenty-seven (27) years of experience in the financial services industry; extensive civic and community involvement; and three (3) years of board service for the Corporation’s banking subsidiary.

M. Adam Sarver, Real Estate Developer and Businessman, Princeton, West Virginia

Mr. Sarver was appointed to serve on the Board on August 25, 2015. Mr. Sarver received his Bachelor of Science Degree in Communication Studies in 2000 from West Virginia University. Mr. Sarver has served on the Board of Directors of the Corporation’s banking subsidiary since 2014. He manages and owns several businesses in Southern West Virginia including Main Street Builders, LLC, Eastern Door & Glass, LLC and Clover Leaf Properties, LLC, which are focused on real estate development coupled with residential and commercial construction and development. Mr. Sarver has served as a Director for a variety of businesses, civic and charitable organizations in the region, including the Salvation Army and the First United Methodist Church.

Mr. Sarver’s relevant experience qualifying him for service as a director includes: a broad range of business, financial, and related experience associated with operating multiple business interests and extensive civic and community service on a variety of boards.

Your Board recommends a vote FOR the nominees set forth above.

INCUMBENT DIRECTORS

W. C. Blankenship, Jr., Former State Farm Insurance Agent, Tazewell, Virginia.

Mr. Blankenship received his Bachelor of Science degree in 1972 from Appalachian State University and served as a successful insurance agent for State Farm from 1976 until 2013. Mr. Blankenship joined First Community Bank in July 1996 following its acquisition of Citizens Bank of Tazewell, Inc. He was appointed to the Citizens Bank Board of Directors during its formation in 1981 and was instrumental in establishing that bank, eventually serving as Chairman of the Board from 1984 through its acquisition by First Community Bank.

Mr. Blankenship’s relevant experience qualifying him for service as a director includes: more than thirty-seven (37) years of expertise and knowledge in insurance products and services and more than thirty-three (33) years of bank board service.

Samuel L. Elmore, Former Executive Vice President and Chief Credit Officer, First Community Bank, Beckley, West Virginia.

Mr. Elmore received a Bachelor of Science degree in Business Management and Marketing in 1970 from the University of Charleston. Prior to joining First Community Bank, Mr. Elmore served as President, Citizens Southern Bank, Beckley, West Virginia; President and Chief Executive Officer, Charleston National Bank, Charleston, West Virginia; Vice President, Key Centurion Bancshares, Huntington, West Virginia; and President and Chief Operations Officer, Beckley National Bank, Beckley, West Virginia. Mr. Elmore currently serves on the Boards of First Community Bank and the Raleigh County Commission on Aging. Mr. Elmore previously served on the Boards of The United Way of Beckley, Beckley Area Foundation, Raleigh General Hospital, Raleigh County Community Action, Pinecrest Development Corporation, and the Virginia’s Automated Clearing House Association.

Mr. Elmore’s relevant experience qualifying him for service as a director includes: more than forty (40) years of experience in the community banking industry, including service as an auditor, Chief Operations Officer, Chief Financial Officer, and managing the Corporation’s Credit Administration Department; prior experience with acquisitions and mergers; and a variety of offices held with increasing management responsibilities during his banking career.

Richard S. Johnson, Chairman, President and Chief Executive Officer, The Wilton Companies, Richmond, Virginia.

Mr. Johnson earned a Bachelor of Science in Business Administration degree from the University of Richmond, Richmond, Virginia in 1973, with concentrations in Economics and Finance, and graduated with a Master of Science degree from Virginia Commonwealth University, Richmond, Virginia in 1977, with a concentration in Real Estate and Urban Land Development.  Mr. Johnson has been the President and Chief Executive Officer of The Wilton Companies, a real estate investment, development, brokerage and management group of companies, since 2002. He assumed the role of Chairman of The Wilton Companies in 2010.  Prior to joining The Wilton Companies, Mr. Johnson served as President of Southern Financial Corp. of Virginia from 1985 to 2002 and Chairman of the Board of Southern Title Insurance Corporation from 1980 to 1985.  Mr. Johnson currently serves as a Director of First Community Bank; The Wilton Companies; Fidelity Group, LLC; and the City of Richmond Economic Development Authority, where he previously held the seat of Chairman.  Mr. Johnson also serves as the Assistant Treasurer and Director Emeritus of Ducks Unlimited, Inc. and is an Emeritus Trustee of the Board of Trustees for the University of Richmond. He has previously served as a director of the State Fair of Virginia, the Children’s Museum of Richmond, Ducks Unlimited Canada, and Landmark Apartment Trust of America.

Mr. Johnson’s relevant experience qualifying him for service as a director includes: background in long-range planning, various aspects of mortgage underwriting, marketing, and mortgage portfolio servicing; previously chairing the Economic Development Authority of the City of Richmond, Virginia; past service as a director and Finance Committee member of Ducks Unlimited, Inc. and Ducks Unlimited Canada; having served in various state and national offices with Ducks Unlimited, Inc., including Assistant Treasurer and member of the Finance and Audit Subcommittee; and previous service as a director and Audit Committee member of the Apartment Trust of America.

I. Norris Kantor, Of Counsel, Katz, Kantor, Stonestreet & Buckner, PLLC, Princeton and Bluefield, West Virginia.

Mr. Kantor received a Bachelor of Arts degree in 1953 from the Virginia Military Institute and received a Juris Doctor degree in 1956 from the College of Law at West Virginia University. Mr. Kantor has practiced law for more than fifty (50) years and is currently Of Counsel with the law firm of Katz, Kantor, Stonestreet & Buckner, PLLC. He served as a Judge Advocate USAF from 1956 to 1958. Mr. Kantor is a former President and Director of Mercer Realty Inc., a real estate development company, and current President and Director of Gomolco, Inc., a real estate investment company. Mr. Kantor currently serves in the following leadership capacities: Board member of the Bluefield State College Board of Governors, New River Parkway Authority, and the Bluefield Development Authority; and Board member and Secretary of Bluefield State College Research and Development Corp. Mr. Kantor is also a former member and Chair of the West Virginia Ethics Commission and former Board member of the Bluefield State College Foundation and New River Community College Board of Governors.

Mr. Kantor’s relevant experience qualifying him for service as a director includes: a wide range of legal and business experience gained during his more than fifty-one (51) years as a practicing attorney; his legal work dealing with the issuance and refunding of numerous utility bonds; his ability to understand complex business, legal and financial topics; and twenty-seven (27) years of service as a member of the board of directors of financial service organizations.

William P. Stafford, II, Chief Executive Officer, First Community Bancshares, Inc., Bluefield, Virginia and Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC, Bluefield, West Virginia.

Mr. Stafford is a graduate of Virginia Polytechnic Institute and State University, Blacksburg, Virginia, and holds a Bachelor of Science degree in Mechanical Engineering. He received his Juris Doctor, cum laude, from Washington & Lee University School of Law, Lexington, Virginia. Mr. Stafford has served as Chief Executive Officer of the Corporation since his appointment by the Board in August 2013. Mr. Stafford is a member of Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC, and practices law on a limited basis primarily in the areas of commercial transactions, banking, creditor’s rights, and creditor bankruptcy. He currently serves as Chairman of the Board of the Corporation and Chairman of the Board of the Corporation’s banking subsidiary. Mr. Stafford serves as Director and Corporate Secretary of the H. P. and Anne S. Hunnicutt Foundation, Inc., Princeton Machinery Service, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC, Vermillion Development, LLC, and Walnut Hill, LLC, which include real estate and agricultural holdings. Mr. Stafford is a partner in Legal Realty, A Partnership. Mr. Stafford previously served as a member of the West Virginia Infrastructure and Jobs Development Council, and as a council member and Mayor of the City of Princeton, West Virginia. Mr. Stafford has served, and continues to serve, on numerous civic and community service boards and commissions.

Mr. Stafford’s relevant experience qualifying him for service as a director includes: a broad range of regulatory, business, legal and banking related issues encountered in the practice of law; extensive state and municipal government service; extensive civic and community service; and twenty-three (23) years of board service for the Corporation.

Changes to Composition of the Board of Directors in 2016

On August 30, 2016, long-standing Director and former Chairman of the Board William P. Stafford retired. Mr. Stafford was the then-current Vice Chairman of the Board and had served the Corporation and/or its predecessors since 1985. In light of Mr. Stafford’s retirement, the Board, at the recommendation of the Governance and Nominating Committee (the “GNC”), appointed Gary R. Mills to serve as Director for the remainder of Mr. Stafford’s term. In selecting Director Mills, the Board fully considered the composition of the Board and all of Director Mills’ qualifications, including his long-time service to the Corporation and participation at the Board level. The Board believes Director Mills will add substantial depth and talent to the Board and he is nominated for election in the Class of 2020.

Director Qualifications and Experience

The GNC is committed to presenting for shareholder consideration a slate of nominees that, taken together with current Directors, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a board and as liaisons to the communities the Corporation serves. The GNC regularly reviews the composition of the Board of Directors in light of the Corporation’s evolving needs, its assessment of the Board’s performance, and the input of shareholders. The GNC looks for certain characteristics in all nominees, including but not limited to integrity, strong professional reputation and record of achievement, constructive and collegial personal attributes, significant investment in or experience with the Corporation, and the ability and commitment to devote sufficient time and energy to Board service. In addition, the GNC seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. Examples of individual qualifications and experience considered are professional standing in their chosen field and in the communities served by the Corporation, expertise in the financial services industry, civic and community involvement, leadership skills, and intelligence. The GNC also considers geographic representation of the Board from within the markets the Corporation serves and seeks candidates who can help ensure the Board has members with a representative mix of skills in finance, technology, marketing, community and business affairs, human resources, and governance.

Diversity of Director Nominees

As stated above, in considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the GNC considers a number of criteria, including, without limitation, the candidate’s integrity, business acumen, age, experience, commitment, diligence, geographic representation, conflicts of interest, and ability to act in the interests of all stockholders. The GNC believes diversity should be considered in the director identification and nomination process. The GNC seeks nominees with a broad diversity of experience, professions, skills, geographic representation, and backgrounds. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The diversity of the Board is evaluated on a continuing basis by assessing whether varying viewpoints are routinely presented, evaluating the individual performance and contributions of each Director, and ensuring that varying perspectives are presented on key issues.

Recommendations for Director Candidates

The GNC will consider all stockholder recommendations for director candidates which are received prior to February 15th each year. Any such recommendations should be sent to the GNC, c/o Secretary of First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. The Corporation believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. The Committee also considers candidates recommended by current directors, officers, employees, and others. The Committee evaluates all nominees for director in the same manner and typically bases its initial review on any written materials submitted with respect to the candidate.

NON-DIRECTOR NAMED EXECUTIVE OFFICERS

Named executive officers who are not directors of the Corporation, including their title, age, and year they became an officer of the Corporation, are set forth in the chart below, which is followed by a brief biography describing each named executive officer’s business experience.

Name and Title	Age	Executive of the Corporation Since
Jason R. Belcher, Senior Vice President, Chief Risk Officer, and Secretary of First Community Bank	40	2016
David D. Brown, Chief Financial Officer and Secretary of Corporation and Chief Financial Officer of First Community Bank	42	2006
E. Stephen Lilly, Chief Operating Officer of Corporation and Executive Vice President and Chief Operating Officer of First Community Bank	56	2000

Jason R. Belcher, Senior Vice President, Chief Risk Officer, and Secretary of First Community Bank.

Mr. Belcher has served as Chief Risk Officer of First Community Bank since March 2, 2015, and has been employed by the Corporation and/or one of its subsidiaries since 2005. Immediately prior to his current position, Mr. Belcher served First Community Bank as a Market President and has also previously served as Finance and Tax Director as well as Treasurer. Mr. Belcher, a Certified Public Accountant, earned a Bachelor of Science Degree in Business Administration from West Virginia University in 1999 and a Master of Accounting and Information Systems Degree from Virginia Polytechnic and State University in 2006.

David D. Brown, Chief Financial Officer and Secretary of the Corporation and Chief Financial Officer of First Community Bank.

Mr. Brown has been Chief Financial Officer of the Corporation and First Community Bank since May 2006, and has been employed by the Corporation and/or one of its subsidiaries since 2005. Prior to joining the Corporation, Mr. Brown served in various positions including Corporate Auditor of United Bankshares, Inc. from 1999 to 2005. From 1997 to 1999, Mr. Brown practiced in the field of public accounting, concentrating his work on tax, accounting, and auditing across a variety of industries. Mr. Brown is a Certified Public Accountant and holds Master of Public Accountancy and Bachelor of Science degrees from West Virginia University.

E. Stephen Lilly, Chief Operating Officer of the Corporation, Executive Vice President and Chief Operating Officer of First Community Bank.

Mr. Lilly has been Chief Operating Officer of the Corporation and First Community Bank since June 2000. Mr. Lilly has been employed by the Corporation and/or one of its subsidiaries since 1997. Mr. Lilly has also served in a variety of banking positions and capacities with the Corporation and other banking organizations where he supervised and managed a number of operational elements, implemented new technologies, and successfully migrated and consolidated bank operations and data. Mr. Lilly also has significant experience in process engineering and customer service management.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board regularly reviews corporate governance developments and considers modifications to clarify and augment the Board’s processes, including those relating to risk oversight.

The Board’s Role in Risk Oversight. The Board of Directors believes that each member has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires members of the Board of Directors to be actively engaged in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the Board of Directors through its review of the Corporation’s compliance with regulations set forth by its regulatory authorities, including recommendations contained in regulatory examinations.

Because the Corporation believes risk oversight is the responsibility of each member of the Board of Directors, it does not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each committee concentrates on specific risks for which it possesses expertise, and each committee regularly reports to the Board of Directors on its findings. For example, the Audit, Compliance, and Enterprise Risk (the “ACER”) Committee regularly monitors the Corporation’s exposure to certain reputational risks by establishing and evaluating the effectiveness of its programs to report and monitor fraud and by monitoring the Corporation’s internal controls over financial reporting, while the Asset/Liability Management Committee of the Corporation’s banking subsidiary monitors liquidity and interest rate risk, and the Corporation’s Compensation and Retirement Committee monitors risks associated with the design and administration of Board and employee compensation.

The Chief Executive Officer, President, other named executive officers, and certain other key officers and executives of subsidiaries (collectively, the “Senior Management Team”) assess and manage the Corporation’s risk exposure. The Board and its committees provide oversight in connection with those efforts.

Independence of Directors

The Board of Directors annually reviews the relationships of each of its members with the Corporation to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. Factors considered include, but are not limited to: each Director’s employment history with the Corporation, if any; compensation by the Corporation to each Director and their family members, if any; and the report of the GNC Chairman, which, for 2016 indicated that no related party transactions with any Director were such that they could constitute a material relationship with the Corporation. After considering each Director’s individual circumstance, the Board determined that, with regard to the following Directors and nominees, there are no circumstances or relationships which would interfere with the exercise of independent judgment as a director: W. C. Blankenship, Jr.; C. William Davis; Samuel L. Elmore; Richard S. Johnson; I. Norris Kantor; and M. Adam Sarver. Accordingly, these Directors and nominees are considered independent. Mr. Stafford, II and Mr. Mills are not independent solely because they are named executive officers of the Corporation.

The NASDAQ listing standards contain additional requirements for members of the ACER Committee, the Compensation and Retirement Committee (the “CRC”), and the GNC. All of the directors serving on these are independent under the additional requirements applicable to such committees.

The Board of Directors and Board Meetings

Board Leadership Structure. William P. Stafford, II currently serves as Chief Executive Officer of the Corporation and as Chairman of the Board of Directors. The role of the Chief Executive Officer is to set the strategic direction for the Corporation and manage its performance, while the Chairman of the Board is tasked with setting the agenda for Board meetings and presiding over meetings of the Board. The Board of Directors believes combining the roles of Chief Executive Officer and Chairman is in the best interests of the Corporation at this time, as doing so best positions the Corporation to carry out its strategic plan for core growth and enhanced performance; increases value for shareholders; providers for greater accountability and transparency; enhances oversight of operations; and provides for greater Board involvement. Director Blankenship is the Lead Independent Director and was appointed as Vice Chairman of the Board upon the retirement of retired Director Stafford. Director Blankenship serves as Chairman of regularly convened meetings of the Independent Directors.

Standards of Conduct. All directors, named executive officers, and other employees of the Corporation must act ethically at all times and in accordance with the policies comprising the Corporation’s Standards of Conduct (the “Code”), which is available at the Corporation’s website (www.fcbinc.com). Certification of compliance with the Code is required on an annual basis. Only the Board of Directors may waive a provision of the Code for directors and named executive officers and will only do so for just cause in an instance where the underlying ethical objective will not be violated. No waivers were granted to any director or officer during 2016. Amendments to the Code will be published on the Corporation’s website, as required by SEC rules. If an actual or potential conflict of interest arises for a director, the director must promptly inform the Board.

Communicating Concerns to Directors. The ACER Committee and the non-management directors have established procedures to enable any employee who has a concern about the Corporation’s conduct, policies, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board through an e-mail or written notification directed to the Chairman of the ACER Committee. Such communications may be confidential or anonymous. During orientation, employees are informed on how to submit such communications and a notice explaining the same is available in the employee handbook, on the Corporation’s Intranet, and can be found posted on bulletin boards at each location of the Corporation and its subsidiaries. The status of any unresolved concern is reported to the non-management directors of the Board periodically by the Chairman of the ACER Committee.

Stockholder Communications. Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the Board of Directors or to the individual director. Stockholders may address such communication to Secretary, First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989, and all communications so addressed will be forwarded to the Chairman of the Board of Directors or to the individual director to whom such correspondence is directed, without exception.

Board Meetings. In 2016, the Board of Directors held nine (9) regular meetings and two (2) special meetings. No member attended fewer than seventy-five percent (75%) of the Board meetings or committee meetings on which the member sits. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and stockholder meetings. It is the Board’s policy that the directors should attend the Annual Meeting absent exceptional circumstances. All current directors attended the 2016 Annual Meeting with the exception of Director Davis.

Meetings of Non-management Directors. The non-management directors met without any management director or other employee present on at least two (2) occasions in 2016.

Board Committees

The Board of Directors has four (4) standing committees: the ACER Committee, the Executive Committee, the CRC, and the GNC. For each of these committees, except the Executive Committee, the Board of Directors has adopted a written charter, a current copy of which is available for review and/or printing on the Corporation’s website at www.fcbinc.com.   Each such charter is reviewed and approved annually by the relevant committee and by the Board.

ACER Committee. On April 26, 2016, the Board of Directors unanimously voted to constitute and establish the ACER Committee by ratification of the ACER Committee Charter previously approved by the former Audit Committee. The ACER Committee combines the functions of the former Audit Committee with those of the banking subsidiary’s Compliance and Enterprise Risk Committees to provide Committee members a more holistic view of the financial, legal, and regulatory risks affecting the Corporation and its banking subsidiary.

The members of the ACER Committee are Director Blankenship, who chairs the Committee; Director Johnson; Director Kantor; and Director Sarver. All members of the ACER Committee are independent. Director Johnson is the audit committee financial expert, as the SEC defines that term and as the Board interprets such qualification in its business judgment consistent with such definition. The ACER Committee is primarily concerned with the integrity of the Corporation’s financial statements, the independence and qualifications of the independent registered public accounting firm, and the performance of the Corporation’s internal audit function and independent registered public accounting firm. Its duties include but are not limited to: (1) selection and oversight of the independent registered public accounting firm; (2) review of the scope of the audit to be conducted by the independent registered public accounting firm, as well as the results of their audit; (3) oversight of the Corporation’s financial reporting activities, including the annual report and the accounting standards and principles followed; (4) discussion with the Senior Management Team and other relevant employees of risk assessment and management policies, including risk relating to the financial statements and financial reporting process and the steps taken by management to monitor and mitigate such risks; (5) approval of audit and non-audit services provided to the Corporation by the independent registered public accounting firm; (6) review of the organization and scope of the Corporation’s internal audit function and its disclosure and internal controls; and (7) oversight of regulatory compliance and enterprise risk management. The former Audit Committee held three (3) meetings and the ACER Committee held five (5) meetings during 2016. The ACER Committee’s report is on page 33.

Executive Committee. The members of the Executive Committee are Director Stafford II, who chairs the Committee; Director Blankenship; Director Davis; Director Elmore; Director Johnson; Director Kantor; Director Mills and Director Sarver. The Executive Committee did not meet in 2016. The Committee, subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board to act between meetings of the Board, except for certain matters reserved to the Board by law.

Compensation and Retirement Committee. The members of the CRC are Director Johnson, who chairs the Committee; Director Blankenship; and Director Kantor. All three (3) members of the CRC are independent. The CRC’s primary duties and responsibilities are to: (1) review, evaluate, and determine annually compensation of the Chief Executive Officer and President; (2) review, evaluate, and approve annually compensation of each other named executive officer; (3) review, evaluate, and approve annually compensation of the Senior Management Team; (4) review, evaluate, and approve all incentive and equity-based compensation; and (5) review, evaluate, and approve the proxy statement Compensation Discussion and Analysis and the CRC report. While the CRC receives input from the Chief Executive Officer and President, who play a significant role in the compensation setting process, as well as other members of management, as needed, the ultimate decision regarding compensation of the named executive officers rests with the CRC. Further, the Chief Executive Officer and President do not participate in these matters as they relate to their respective compensation. For a full discussion of the CRC and management’s respective roles administering the executive compensation program, please see the Compensation Discussion and Analysis. The CRC does not delegate any of its responsibilities to subcommittees. The CRC held six (6) meetings in 2016. The CRC’s report is on page 20.

Compensation and Retirement Committee Interlocks and Insider Participation. None of the members of the CRC are or were formerly employed by the Corporation or any of its subsidiaries. Finally, none of the named executive officers of the Corporation served on any compensation committee or any board of directors of another company of which any of the Corporation’s Board members was also an executive officer.

Governance and Nominating Committee. The members of the GNC are Director Blankenship, who chairs the Committee; Director Elmore; Director Kantor; and Director Sarver. All four (4) members of the Committee are independent. The Committee’s responsibilities include the selection of director nominees for Board service and the development and review of governance guidelines. The Committee also: (1) oversees evaluations of the Board, as well as director performance and Board dynamics; (2) makes recommendations to the Board concerning the structure and membership of Board committees; and (3) reviews, approves, and ratifies significant transactions with related persons. This Committee held five (5) meetings in 2016.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation is requesting stockholder approval of the compensation of its named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views regarding named executive officers’ compensation. The vote is not intended to address any specific items of compensation, but rather the overall compensation of named executive officers and the philosophy, policies, and practices described in this proxy statement. The Corporation believes that the compensation of named executive officers is straightforward, uncontroversial, and not designed to provide incentives for excessive risk taking. Accordingly, the following resolution is submitted for stockholder approval.

RESOLVED, that the Corporation’s compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, executive officer compensation tables, and related narrative discussion, is hereby APPROVED.

The “say-on-pay” vote is an advisory vote, which is not binding on the Corporation. However, the Board and the CRC value the opinions expressed by stockholders through their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to the Corporation’s named executive officers. The Corporation is currently conducting the “say-on-pay” advisory vote every three (3) years. The timing of the next “say-on-pay” advisory vote is addressed in Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires the Corporation to hold an advisory vote on the frequency of the advisory vote on executive compensation as described in Proposal 2 of this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer that the Corporation hold a “say-on-pay” every one (1), two (2), or three (3) years. Stockholders may also abstain from voting. Accordingly, the following resolution is submitted for stockholder approval:

RESOLVED, that the Corporation hold a stockholder non-binding, advisory vote to approve the compensation paid to the Corporation’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K with a frequency of once every one (1) year, two (2) years, or three (3) years, whichever receives the highest number of votes cast with respect to this resolution.

The Corporation asks that you support a frequency of every three (3) years for future stockholder advisory votes on executive compensation. The Corporation believes that a three (3) year cycle provides the Board and the CRC with sufficient time to evaluate and respond to stockholder input and effectively implement changes, as needed, to executive compensation.

The frequency of one (1) year, two (2) years, or three (3) years that receives the highest number of votes cast will be deemed by the Corporation as the frequency for the advisory vote on executive compensation selected by stockholders. The Board will consider the outcome of the vote when making future decisions regarding the frequency of the “say-on-pay” vote. However, because this is advisory and not binding on the Board or the Corporation, the Board may decide that it is in the best interest of stockholders and the Corporation to hold an advisory vote on the compensation of named executive officers more or less frequently than the frequency approved by the stockholders. Stockholders will not be voting to approve or disapprove the Board’s recommendation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A

FREQUENCY OF EVERY THREE (3) YEARS FOR FUTURE SHAREHOLDER ADVISORY

VOTES ON EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis details the Corporation’s compensation program as it applies to the named executive officers, as listed in the Summary Compensation Table on page 21. Further, this discussion also seeks to provide an overview of the Corporation’s general compensation philosophy for its employees, most significantly the Senior Management Team and certain other employees who are granted equity or other incentive compensation. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes, and the additional tables and narrative disclosures that follow.

Compensation Philosophy and Objectives

The goal of the Corporation’s compensation program is to retain and reward named executive officers and key employees who create long-term value for stockholders through consistent financial and operating performance coupled with strong leadership. This overriding objective affects all elements of the compensation program. In addition, the Corporation desires to become the employer of choice and to be viewed as a model of best practices for executive and other compensation. The overall objective of the executive compensation program is to align the long-term interests of each member of the Senior Management Team as closely as possible with those of stockholders and motivating high performing executives to continue with the Corporation for long, productive careers.

Administration of the Executive Compensation Program

The CRC meets as often as necessary to perform its duties and responsibilities. The CRC met six (6) times during calendar year 2016. The CRC typically meets with the Chief Executive Officer and President of the Corporation and, when appropriate, with legal counsel and/or outside compensation advisors selected and retained by the CRC. The CRC receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the CRC, as well as materials the CRC has specifically requested.

The CRC meets regularly in executive session, without the presence of any employee, including at least annually to evaluate the performance of the Chief Executive Officer and President, to set performance objectives for the Chief Executive Officer and President, and to set base compensation for the Chief Executive Officer and President. The CRC also annually reviews, evaluates, and approves the compensation of each other named executive officer; reviews, evaluates, and approves the compensation of the Senior Management Team; reviews, evaluates, and approves all incentive compensation; and reviews, evaluates, and approves any grants of long term retention and equity compensation.

Considerations Used to Determine Compensation

Below is a summary of factors considered by the CRC in setting compensation for named executive officers. The CRC performed its evaluation of compensation in light of each named executive officer’s performance, the Corporation’s performance, the current economic environment, the Corporation’s long-standing practice of prudent executive compensation administration, and shareholder input.

Emphasis on Consistent and Sustained Performance. The Corporation’s compensation program provides pay opportunities for those demonstrating superior performance for sustained periods. Each of the named executive officers has served the Corporation for many years, and each has held diverse positions with growing levels of responsibility. Relative compensation reflects previous contributions and anticipated future contributions to the Corporation’s long-term success. In evaluating sustained performance, the Corporation also gives weight to the relative performance of each named executive officer in his or her particular industry segment or function. The CRC also uses its judgment in determining or approving compensation adjustments and incentive awards, if any. This long-term view has the effect of encouraging focus on long-term financial performance.

Importance of Corporation Results. The CRC places substantial weight on the Corporation’s overall financial success, including achievement of short and long-term strategic goals and annual financial results. The CRC is of the opinion that the named executives share the responsibility of supporting the Corporation’s overriding goals and objectives as part of the management team.

Shareholder Input on Executive Compensation. At the 2014 Annual Meeting, the Corporation conducted a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say on pay” vote. Shareholders approved the compensation of the named executive officers with approximately 85% of shareholder votes in favor of the then stated executive compensation program and less than 3% against.

As the CRC evaluated executive compensation policies and practices throughout 2015 and 2016, it was mindful of the strong support shareholders expressed for the then current compensation program. While changes were made to the compensation of the named executive officers, necessitated by both changes in the slate of named executive officers and the evolving needs of the Corporation, the CRC believes that such changes are consistent with the philosophy and objectives supported by shareholders in 2014.

Judgment Versus Formula-Driven. The CRC does not use formulas in determining the level or mix of compensation. It evaluates a wide range of quantitative and qualitative factors, which include consistency in reaching targeted goals, the ability to perform in both good and challenging economic times, a history of integrity, evidence that the named executive officer uses good judgment, and his or her ability to lead and create future value for the Corporation.

Risk Considerations in the Compensation Program. The CRC views the Corporation’s compensation program with a long-term focus. Under the program, the greatest amount of compensation can be achieved over long periods of time through sustained superior performance. The Corporation believes this provides a strong incentive to manage the Corporation for the long term with a clear message to avoid excessive risk in the near term. The CRC maintains full discretion to adjust compensation based upon performance and adherence to the Corporation’s values.

In 2016, the CRC continued its extensive review of the relationship between risk management and incentive compensation to ensure that incentive compensation does not encourage engaging in unnecessary or excessive risks that threaten the value of the Corporation. The CRC concluded that the Corporation’s compensation policies and practices do not encourage excessive or inappropriate risk and instead encourage behaviors that support sustainable long-term value creation. For instance, the CRC does not use highly leveraged, short-term incentives that drive high risk investments at the expense of long-term company value. Rather, the Corporation’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress focused on longer-term goals.

Future Compensation Opportunity. The CRC intends to continue to provide a mix of different compensation elements. The CRC believes that each named executive officer should have a portion of his or her compensation be contingent upon how well the Corporation operates and how well its stock performs in the long run.

Use of Compensation Consultants. As part of the Corporation’s ongoing effort to ensure its compensation program complies with industry best practices and to ensure compliance with the enhanced level of regulation and scrutiny on executive compensation, the CRC exercises its authority to retain independent compensation consultants, as needed, to provide technical advice and information related to compensation for all employees of the Corporation. While the CRC did not engage any compensation consultant in 2016, the executive compensation methodology continued in 2016 was previously developed with the assistance of Mathews, Young -- Management Consulting (“Mathews Young”).

Components of Executive Compensation

The principal components of the executive compensation program are:

●

Base Compensation. The amount of base compensation for each named executive officer depends upon the scope of his or her duties, his or her individual performance, length of service, and his or her leadership ability. Current salary impacts decisions regarding salary adjustments relative to peers (within and outside the Corporation). Base compensation is paid in the form of cash at regular payroll intervals along with all other employees of the Corporation and is reviewed annually.

●

Annual Incentive Compensation. For each named executive officer, the CRC may award discretionary cash and/or restricted stock incentive compensation based upon the previous year’s performance as evaluated by the CRC, Chief Executive Officer, and President (except the Chief Executive Officer and President do not participate in their respective incentive determinations).

●	Long-Term Retention and Equity Compensation. The Corporation’s equity incentive program is designed to reward long-term performance, retain named executive officers and align executives’ interests with those of stockholders. The CRC uses stock options and stock awards which are designed to deliver reasonable, but meaningful, equity interests in the Corporation.

The CRC attempts to balance the various elements of compensation among annual base compensation (current cash payments), annual incentive awards (when appropriate), and long-term retention and equity awards. In addition to these principal components, the compensation program also includes employment contracts which include change in control provisions, deferred compensation elections, retirement plans, a bank owned life insurance program, a supplemental executive retirement plan and other perquisites and benefits, each of which are discussed in this Compensation Discussion and Analysis with respect to the named executive officers.

Base Compensation. Named executive officers receive base compensation in the form of a base salary. Levels of base salary are established annually under a program intended to maintain parity among the Senior Management Team based on levels of responsibility and the competitive market for executives in comparable positions. Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, the CRC considers qualifications and experience, scope of responsibilities, future potential, established goals and objectives, past performance, competitive salary practices at competitive companies, internal pay equity, and the tax deductibility of base salary.

Based on the above criteria, the Chief Executive Officer and President recommend base salaries for all named executive officers to the CRC for their consideration, except the Chief Executive Officer and President do not participate in their respective base compensation determinations. The CRC then considers and approves or declines base salary adjustments for all named executive officers. Based on the above criteria, the CRC also adjusts base salary for the Chief Executive Officer and President.

Prior to appointment to their present positions, Mr. Stafford, II had served as a Board member since 1994 and as Chairman of the Board since 2010, and Mr. Mills had served as an officer of the Corporation’s banking subsidiary since 1998, including serving as its Chief Credit Officer since 2007. When Mr. Stafford, II and Mr. Mills assumed their present positions in the third (3rd) quarter of 2013, the CRC set base compensation for each commensurate with the responsibilities of each position and their prior experience, but which also reflected their absence of prior experience in their new roles. With respect to Mr. Stafford, II, initial base compensation also reflected his agreement with the Board to spend the significant majority, but less than all, of his time in management of the Corporation, which allowed Mr. Stafford, II to continue to practice law on a much reduced scale as a member of the law firm Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC. Based on consideration of the above factors, and the relatively short time since assuming their present positions, the CRC did not adjust base compensation for the Chief Executive Officer or President in 2014. During the 2015 fiscal year, the CRC noted that Messrs. Stafford, II’s and Mills’ base salaries were below the lowest end of the peer review data.  Accordingly, the CRC adopted a plan to increase their base salaries over a period of three (3) years, with each annual increase independently considered by the CRC at that time. Based on the aforesaid considerations, Mr. Stafford, II received a 28.57% increase in his base salary for the 2016 fiscal year and Mr. Mills received a 14.28% increase in his base salary for the 2016 fiscal year.  Mr. Brown received an approximate 4.16% increase in his base salary representative of a continued effort to more closely align his salary with peers and Mr. Lilly received an approximate 2% increase in his base salary representing a cost of living adjustment. Please see the Summary Compensation Table on page 21 for more information about the 2016 base salaries of named executive officers.

Discretionary Annual Incentive Compensation. For each named executive officer, the CRC may award incentive compensation based upon the previous year’s performance as evaluated by the CRC, Chief Executive Officer and President (except the Chief Executive Officer and President do not participate in their own respective incentive determinations). Please see the Summary Compensation Table on page 21 for more information about annual incentive compensation awarded to named executive officers in 2016, based on 2015 performance.

In December 2015, the CRC adopted an executive and board incentive compensation methodology which provides for suggested amounts of annual incentive compensation to be paid to named executive officers and other members of the Senior Management Team in the form of cash bonuses (75%) and restricted Corporation stock (25%). The methodology is partially based on certain evaluation criteria, including but not limited to Corporation performance compared to strategic objectives as measured by incentive compensation scorecards, Corporation performance compared to strategic objectives not measured by scorecards, and the overall financial and strategic performance of the Corporation. Scorecards are developed and/or reviewed on an annual basis by the CRC in conjunction with review by the Board of Directors of the Corporation’s strategic plan. Financial measurements within the scorecard are calculated using audited financial information obtained from the Corporation’s filed Form 10-K. The scorecard methodology defines suggested maximum incentive compensation payout as a percentage of each executive’s base compensation within a defined return on average equity (“ROAE”) range. Equity compensation, incentive compensation, or other forms of compensation for executives are excluded from the incentive compensation calculation. No incentive compensation is awarded if annual ROAE is 6.50% or less. The scorecard methodology encompasses key performance indicators (“KPI’s”), which align with the Corporation’s strategic plan objectives and annual financial budget. Each KPI is assigned a weighting. Some KPI’s vary over time (both as to identity and amount). The KPI’s under the current scorecard methodology include: Return on Average Assets (ROAA); Earnings Per Share (EPS); and Efficiency Ratio among others, and include a discretionary component. A performance objective, or target, is established for each KPI. Recognizing the difficulty in precisely defining the appropriate target, and to further discourage imprudent or excessive risk taking, a range of acceptable performance is defined representing the minimum level of performance and maximum level of performance relative to target that results in an incentive compensation payout for that KPI. This methodology was employed to provide suggested compensation awarded in 2016, based on 2015 performance.

However, this methodology provides only a suggested incentive compensation amount based on general guidelines that the CRC may consider in its decision making process. Sole discretion as to the terms and conditions of any award, including whether or not to grant incentive compensation and in what amounts, remains with the Board, acting directly through the CRC. The CRC continues to oversee all aspects of the design, payment, and monitoring of executive incentive compensation. Further, the Corporation’s Board of Directors retains authority to review and approve or disapprove all CRC action. The ultimate goal of the both the CRC and the Board in granting incentive compensation is to align the interests of recipients with that of shareholders and encourage long-term strategic thinking and performance while at the same time discouraging imprudent, unreasonable or excessive risk taking.

In 2015, the Corporation’s budgetary, strategic and operational achievements were such that the CRC considered them sufficient to warrant payment in 2016 of discretionary annual incentive compensation to the named executive officers and certain other employees. The CRC, with input from management regarding budget and performance, chose to award incentive compensation to the named executive officers as set forth in the Summary Compensation Table on page 21. Such incentives to the named executive officers were paid in the form of cash (75%) and restricted stock (25%).   The CRC believes that paying some portion of incentive compensation in the form of stock is a best practice that serves to facilitate its goal of aligning the interest of the named executives with those of shareholders by giving the named executives a long-term stake in the Corporation’s success.

Long-Term Retention and Equity Compensation.

Ideology and Mechanism. The CRC believes that long-term retention and equity compensation is an important component of the compensation program because it has the effect of retaining and motivating the named executive officers, aligning their financial interests with the interests of stockholders, and rewarding them for achievement of the Corporation’s long-term strategic goals. The CRC may grant either stock options or restricted stock awards to the named executive officers under the Corporation’s long-term retention and equity compensation methodology. Stock options provide the named executive officers with the opportunity to purchase and maintain an equity interest in the Corporation and to share in the appreciation of the value of the stock. When granting restricted stock, the CRC determines the applicable vesting schedule reflecting attainment of designated performance goals and/or other criteria specified in the award documents. The CRC may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a restricted stock award during the period prior to lapse. As a mechanism for carrying out these objectives, on February 28, 2012, the Board of Directors approved the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan (the “2012 Plan”), which in turn was approved by the stockholders at the 2012 Annual Meeting. The Board of Directors effectively replaced all prior equity plans with the 2012 Plan that conforms to current best governance practices.

While the decision whether to award equity compensation remains in the sole discretion of the CRC, subject to approval or disapproval by the Board of Directors, in 2015, the CRC adopted an equity compensation methodology to serve as a guideline and bring additional consistency and objectivity to the design and award of equity compensation. Under the methodology, any grant of stock to directors, named executive officers or other members of the Senior Management Team is subject to a ratable three (3)-year vesting schedule and is further subject to a five (5)-year holding period subsequent to vesting. Any grant of stock to other employees is in the form of incentive stock options with a three (3)-year cliff vesting schedule and expire ten (10) years after vesting. The CRC will not grant any equity compensation in any year in which the Corporation’s minimum three (3)-year ROAE is below 7.00%, or such other minimum ROAE as determined by the CRC from time to time considering economic conditions, operating results, and adjustments to the Corporation’s strategic plan goals. The financial measurements utilized in the administration of the equity compensation methodology are calculated using audited financial information.

The Board of Directors believes that equity compensation should be an integral and ongoing component of total compensation for named executive officers and directors so as to further align their interests with the long-term interests of stockholders, further promote the Corporation’s commitment to sound corporate governance, and specifically discourage imprudent, unreasonable, or excessive risk taking. Accordingly, directors, named executive officers, and other members of the Senior Management team are encouraged to hold as many shares of the Corporation as practical given their individual situation. The equity compensation methodology is consistent with this philosophy, and is specifically designed to assist in achieving the aforesaid stock ownership objectives.

Previous Performance-Restricted Grants. In 2013, certain restricted stock was awarded to the named executive officers and other members of the Senior Management Team as well as certain other employees under the 2012 Plan. 48.4% of said restricted stock immediately vested upon the grant date. The remaining shares of said stock were scheduled to vest equally over a period of three (3) years, provided the Corporation met certain financial performance requirements in each of those years. 17.2% of said stock vested in both 2014 and 2015, and a like amount was scheduled to vest on May 28, 2016. Despite positive performance, both by the Corporation and the subject officers and employees, the Corporation failed to meet the ambitious performance metrics in the preceding measurement period, and the scheduled 2016 vesting did not occur.

Current Long-Term Retention and Equity Compensation Grants. Consistent with the equity compensation methodology developed in 2015, on March 18, 2016, the CRC awarded long-term incentive equity compensation under the 2012 Plan to the named executive officers and other members of the Senior Management Team in the form of transfer-restricted shares. Such shares will vest over a three (3) year period beginning on or about March 18, 2017.

Considerations Used in Setting Base Compensation for 2016 and Annual Incentive Compensation for 2015 Performance

Each year, and on a continuing basis, the Corporation develops short and long-term objectives necessary for it to be successful. These objectives for the most part mirror the Corporation’s strategic plan and annual financial budget planning sessions, during which the Corporation’s performance and growth opportunities are analyzed and goals and objectives are established for the upcoming year(s). These objectives include both objective financial metrics and quantitative and qualitative strategic and operational goals. The CRC uses these objectives to evaluate the performance of the Chief Executive Officer and President. However, each financial metric or quantitative goal used by the CRC in this process is only one of many considerations. Resulting evaluations and any resulting incentive or other compensation is not exclusively formula-driven. This process is designed to focus the Board, the CRC, and the entire Senior Management Team on factors that create long-term stockholder value. The CRC discusses with the Chief Executive Officer and President these factors as they relate to their respective compensation; provided, however, that the Chief Executive Officer and President do not participate in the final determination of their respective compensation.

In 2016, the CRC worked closely with the Chief Executive Officer and President to monitor base and incentive compensation of other named executive officers. The CRC’s goal is to achieve a balance of base compensation and incentives that both contributes to retention of a highly qualified Senior Management Team and ensures that the Corporation remains competitive over the long term.

Each of the other named executive officers is a leader of an individual business or function of the Corporation. As part of the Senior Management Team, they report directly to the President, who develops the objectives that each individual is expected to achieve, and against which their performance is assessed. These objectives are reviewed with the CRC and are also derived largely from the Corporation’s financial, budget and strategic planning processes. The President assesses each named executive officer’s individual performance against the objectives, the Corporation’s overall performance, and the performance of the named executive officer’s business or function. The Chief Executive Officer and President then report base compensation levels, including any adjustments, as well as proposed annual incentive compensation for each named executive officer to the CRC. The CRC then approves proposed annual incentive compensation and/or long-term retention and incentive equity compensation, if any, for the named executive officers, other members of the Senior Management Team, and other employees. The named executive officers do not play a role in the determination of their compensation except for their discussion with the Chief Executive Officer, President, and/or CRC regarding their individual performance against predetermined objectives.

Retirement Plans

The Corporation maintains certain retirement plans for some or all employees as follows:

KSOP Plan. The Corporation offers a qualified defined contribution Employee Stock Ownership and 401(k) plan known as the “KSOP” to most of its employees, including the named executive officers. The KSOP Plan is administered by the CRC.

WRAP Plan. In addition to the KSOP, the Corporation provides a non-qualified deferred compensation plan (discussed in more detail elsewhere in this proxy statement) referred to as the “WRAP” plan because the named executive officers, as well as certain other key employees, are unable to fully participate in the KSOP due to certain restrictions on their deferrals based upon annual testing limits imposed by the Internal Revenue Code. The WRAP plan allows highly compensated participants to defer a portion of their compensation that may not otherwise be deferred under the Corporation’s qualified plan. The WRAP plan is intended to promote retention of key employees by providing a long-term savings vehicle on a tax efficient basis.

SERP. The Corporation provides a defined retirement benefit to certain named executive officers and certain other key employees pursuant to a supplemental executive retention plan (the “SERP”). Each executive’s SERP is unfunded and designed to provide a benefit paid upon separation from service at or after age sixty-two (62). The benefit is targeted at a maximum of thirty-five percent (35%) of final average compensation subject to an annual benefit limit of $80,000. Final average compensation is calculated as the average of the participant’s last three (3) full calendar years’ compensation, which compensation is determined by assuming a three percent (3%) compound annual rate of increase to the participant’s annualized base monthly salary as of the date that the participant enters the SERP. Vesting is on a graded schedule as follows: twenty-five percent (25%) vesting after five (5) years of service; fifty percent (50%) vesting after ten (10) years of service; seventy-five percent (75%) vesting after fifteen (15) years of service; an additional five percent (5%) vesting for each year of service beyond fifteen (15) years, and full vesting after twenty (20) years of service and reaching age sixty-two (62).

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, named executive officers receive other benefits and items of compensation. Such benefits and other items of compensation include, among others: group life insurance, club dues, and automobile allowance. These benefits are provided to increase the availability of the named executive officers to focus on the business of the enterprise. The costs associated with providing these benefits and other items of compensation for our named executive officers are reflected in the Summary Compensation Table on page 21. A chart disclosing the value of these additional items is found on page 22 entitled “All Other Compensation and Benefits.”

Named executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance and group disability programs, as well as flexible spending accounts for reimbursement of medical expenses. The CRC has chosen to disclose all perquisites provided to our named executive officers in the Summary Compensation Table on page 21 even if the perquisites fall below the disclosure thresholds under the SEC rules.

Deferred Compensation Opportunities

Another aspect of the executive compensation program is the First Community Bancshares, Inc., Deferred Compensation Plan, referred to as the WRAP and a separate Directors’ Deferred Compensation Plan. The WRAP and the Directors’ Deferred Compensation Plan are voluntary, non-tax qualified, deferred compensation plans available to directors and certain employees, which employees include all of the named executive officers, to enable them to save for retirement by deferring a portion of their base and/or annual incentive compensation or director fees. The Directors’ Deferred Compensation Plan does not require the Corporation to make matching contributions. The WRAP, which is intended to mirror the Corporation’s qualified KSOP can include a discretionary match that coincides with a match made to the KSOP to the extent any employee, including the named executive officers, cannot otherwise receive a match in the KSOP. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time based on individual fund elections similar to what participants in the KSOP are permitted to make. The CRC believes that these deferred plans are competitive with that provided by other banks with which we compete for executive and director talent. Please see the section entitled “Nonqualified Deferred Compensation” included the related tables beginning on page 26 for additional information about the Deferred Compensation Plan for named executive officers.

Employment Contracts

The Corporation provides the named executive officers with written employment contracts. There is no golden parachute, tax gross-up, or other similar type provisions contained in these contracts. See the section entitled “Potential Payments Upon Termination,” including the related tables, beginning on page 26 for an estimate of the benefits that the named executive officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Subsequent to reorganization of the executive management team in 2013 and 2014, management and the CRC developed an improved, prototype executive employment agreement. Each of the Corporation’s named executive officers has executed the new prototype agreement. The new agreements result in greater uniformity among the named executive officers concerning the terms of their employment. The execution and provisions of said agreements was previously reported on a Form 8-K filed on April 16, 2015.

The prototype agreement has an initial term of three (3) years and automatically extends for an additional year each January 1st unless the Corporation or the respective executive gives notice that the employment term will not be extended. Each agreement provides for continuation of base salary for thirty-six (36) months, in the event of a change of control coupled with terminated employment either without “Cause” by the Corporation or by the executives for “Good Reason” (as these terms are defined in the agreements). The Corporation may terminate the employment of any executive at any time for “Cause” without further obligation owed. If the Corporation terminates employment for any reason other than for “Cause” or the executive terminates his employment for “Good Reason”, the Corporation will generally be obligated to provide compensation and benefits specified in the agreement for the balance of the term of the agreement. Upon the termination of employment, the executive will be subject to non-competition and non-solicitation restrictions. If the executive dies while employed by the Corporation, the Corporation will pay his or her estate through the end of the month in which his death occurs. If their employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate employment before the end of the applicable term.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, publicly held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the CRC has not adopted a policy requiring all compensation to be deductible. However, the CRC considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2016, none of the named executive officers received compensation that the Corporation could not deduct by reason of Section 162(m).

Stock Ownership Guidelines

The Board of Directors believes that it is in the best interests of stockholders for the named executive officers and directors to own a significant amount of Common Stock of the Corporation. To that end, the Corporation has adopted the First Community Bancshares, Inc. Stock Ownership Policy. The policy encourages ownership of the Corporation’s Common stock by the directors and officers in order to align the interests of the Corporation’s stockholders with the Corporation’s key decision makers. Although minimum stock ownership guidelines are set forth in the policy for certain officers and directors, all officers and directors of the Corporation are encouraged to hold as many shares of the Corporation as practical given their individual situation.

Compensation and Retirement Committee Report

The CRC has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the CRC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s 2016 Annual Report on Form 10-K and the Corporation’s 2017 proxy statement. The following independent directors, who comprise the CRC, provide this report:

Richard S. Johnson (Chairman)

W.C. Blankenship, Jr.

I. Norris Kantor

2016 Summary Compensation Table

Name of Individual / Capacities Served	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (3)	All Other Compen- sation (4)	Total (5)

William P. Stafford, II	2016	$360,000	$63,002	$63,020	$-	$58,052	$40,493	$584,567
Chief Executive Officer	2015	280,010	37,502	12,503	-	51,189	30,691	411,895
	2014	200,013	-	-	-	344,175	18,413	562,601

Gary R. Mills	2016	480,000	94,503	94,530	-	93,969	57,282	820,284
President	2015	420,014	56,250	18,754	-	12,128	43,008	550,154
	2014	300,000	-	-	-	10,655	28,699	339,354

David D. Brown	2016	249,999	54,002	54,002	-	5,931	32,251	396,185
Chief Financial Officer	2015	240,011	42,188	14,070	-	10,357	30,313	336,939
	2014	225,000	-	-	-	9,026	23,894	257,920

Jason R. Belcher	2016	184,999	36,565	36,580	-	-	25,241	283,385
Chief Risk Officer
of First Community Bank

E. Stephen Lilly	2016	257,040	56,700	56,710	-	66,661	45,912	483,023
Chief Operating Officer	2015	252,000	18,900	6,302	-	58,315	44,476	379,993
	2014	252,000	-	-	-	50,998	47,263	350,261

(1)	Bonus paid in 2016 for 2015 performance.
(2)

All stock awards granted in 2016 were made under the 2012 Plan and represent (1) 25% of each named executive officer’s discretionary incentive compensation granted on March 11, 2016, subject to a two (2) year claw back restriction; and (2) long-term retention and equity compensation granted on March 18, 2016, in the form of restricted stock which will vest over three (3) years beginning March 18, 2017, and remain restricted for a period of five (5) years. Vesting is based upon continued employment through the vesting date. All restricted shares will immediately vest upon a change of control of the Corporation or the named executive officer’s death, disability or retirement. The stock grant amounts for 2016 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)

The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the SERPs. The net present value of the retirement benefits used to calculate the net change in benefits was determined using the same assumptions used to determine the Corporation’s retirement obligations and expense for financial statement purposes. Additional information about the SERP is included on page 19. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the table.

(4)	The amounts in this column are detailed on the following table entitled “2016 All Other Compensation.”
(5)

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2016: Mr. Stafford, II – seventy-two percent (72%); Mr. Mills – seventy percent (70%), Mr. Brown – seventy-seven percent (77%); Mr. Belcher – seventy-eight percent (78%) and Mr. Lilly – sixty-five percent (65%).

2016 All Other Compensation and Benefits

The Corporation provides the named executive officers with other perquisites and personal benefits as shown in the “All Other Compensation” column of the “2016 Summary Compensation Table.” The Corporation and the CRC believe these are reasonable and consistent with its overall compensation program and better enable the Corporation to attract and retain superior employees for key positions. The CRC periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The Corporation provides additional detail of those benefits in the tables below.

Name of Individual	Year	Total Retirement Plan Matching Contribution	Split Dollar Life Insurance (1)	Executive Life Insurance (2)	Perquisites (3)	Total

William P. Stafford, II	2016	$26,193	$-	$4,700	$9,600	$40,493
	2015	16,769	-	4,322	9,600	30,691
	2014	6,142	-	2,671	9,600	18,413

Gary R. Mills	2016	36,011	-	6,060	15,211	57,282
	2015	23,500	-	4,942	14,566	43,008
	2014	20,045	-	4,662	3,992	28,699

David D. Brown	2016	15,839	-	2,312	14,100	32,251
	2015	14,076	-	2,137	14,100	30,313
	2014	8,524	-	1,777	13,593	23,894

Jason R. Belcher	2016	13,391	-	2,250	9,600	25,241

E. Stephen Lilly	2016	21,510	482	9,820	14,100	45,912
	2015	20,928	464	8,984	14,100	44,476
	2014	24,960	444	8,266	13,593	47,263

(1)	Imputed income on Corporation funded premiums or split dollar plans.
(2)	Corporation funded premium on executive life program.
(3)	Perquisites consist of country club dues and/or automobile allowance in each instance.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of stock awarded in fiscal year 2016 to the named executive officers.

	Grant	Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Threshold (#)	Target (#)	Maximum (#)	Units (#) (1)	($/Sh)	Awards ($) (2)

William P. Stafford, II	03/11/16				1,126		$ 21,011
	03/18/16				2,180		42,009

Gary R. Mills	03/11/16				1,689		31,517
	03/18/16				3,270		63,013

David D. Brown	03/11/16				965		18,007
	03/18/16				1,869		36,016

Jason R. Belcher	03/11/16				654		12,204
	03/18/16				1,265		24,376

E. Stephen Lilly	03/11/16				1,013		18,902
	03/18/16				1,962		37,808

(1)

Awards granted on March 11, 2016 are stock awards granted under the discretionary bonus plan for performance in 2015. The shares are fully vested. Awards granted on March 18, 2016 are stock awards granted as long-term retention and equity compensation. These shares will vest over a period of three (3) years.

(2)

Amounts reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. The fair value was calculated by multiplying the shares awarded by the grant date closing price of $18.66 on March 10, 2016 and $19.27 on March 17, 2016.

Outstanding Equity Awards at December 31, 2016

The following table includes information on the current holdings of unexercised stock option and stock awards that have not yet vested by the named executive officers as of December 31, 2016. Each equity grant is shown separately for each named executive officer.

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested	Vested	Vested

William P. Stafford, II (2)	9,785		$12.07	12/19/21	2,180	$65,705	-	$-

Gary R. Mills	233		13.94	02/05/35	3,270	98,558	-	-
	865		24.65	02/05/35
	3,025		29.15	02/05/35

David D. Brown	-		-	-	1,869	56,332	-	-

Jason R. Belcher	-		-	-	1,265	38,127	-	-

E. Stephen Lilly	7,551		19.80	06/26/25	1,962	59,135	-	-
	2,156		13.94	06/26/25
	7,550		24.65	06/26/25
	7,550		29.15	06/26/25

(1)	All options listed in the above table are vested.
(2)	All options granted under the 2001 Directors Plan.

2016 Option Exercises and Stock Vested

The following table provides information for the named executive officers with respect to (1) stock option awards exercised during 2016, including the number of shares acquired upon exercise and the value realized at such time, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized at such time, before the payment of any applicable withholding tax and brokerage commissions.

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized (1)

William P. Stafford, II	-	$-	1,126	$21,011
Gary R. Mills	-	-	1,689	31,517
David D. Brown	-	-	965	18,007
Jason R. Belcher	-	-	654	12,204
E. Stephen Lilly	-	-	1,013	18,903

(1)	Total value realized on vesting is equal to the number of shares acquired on vesting multiplied by the market price of the underlying securities on the vesting date of March 11, 2016 of $18.66.

2016 Pension Benefits

The table below sets forth the details on pension benefits for the named executive officers under the following plan:

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year

William P. Stafford, II (1)	SERP	23	$453,416	-
Gary R. Mills	SERP	18	180,396	-
David D. Brown	SERP	12	36,291	-
E. Stephen Lilly	SERP	19	480,466	-

(1)	The number of years of credited service includes years of service as a director of the Corporation.

The Corporation’s Executive SERP. The Corporation’s SERP is unfunded and not qualified for tax purposes. The values in the above table reflect the actuarial present value of the named executive officer’s accumulated benefit under the SERP, computed as of December 31, 2016. Refer to page 19 of this proxy statement for a more detailed discussion of the SERP and to Note 13 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2016, for discussion of the methodologies and assumptions underlying the projected SERP benefits.

2016 Non-Qualified Deferred Compensation

Deferral of Salary.  The named executive officers, like any employee otherwise ineligible to fully participate in the KSOP, who meets the Internal Revenue Code definition of being “highly compensated,” have historically been eligible to elect to defer up to seventy-five percent (75%) of their compensation to the Corporation’s WRAP plan, in the same way that not highly compensated employees may defer to the KSOP.  Deferrals to the WRAP are invested as directed by each participant and are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for elective deferrals to the KSOP.  Earnings on deferrals are based on the investment elections made by the individual WRAP participants and no guaranteed return is available to any of the named executive officers participating in the WRAP.  On an annual basis, each WRAP participant is allowed to designate or modify the percentage of salary to defer to the WRAP in compliance with Internal Revenue Code Section 409A.  The table below provides detail regarding non-qualified deferred compensation of the named executive officers.  Balances previously deferred by the named executive officers to a second non-qualified plan, known as the “Deferred Compensation Plan,” which the Corporation amended and terminated on December 22, 2010, with said termination effective December 31, 2010, have been combined with the WRAP deferrals and reported in a single table below.  Distributions from the WRAP are only available post-termination or retirement and cannot be taken without a minimum of six (6) months’ separation from employment in compliance with Internal Revenue Code Section 409A.

Name	Executive Contributions in Last Fiscal Year (1)	Corporation Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
William P. Stafford, II	$22,182	$11,247	$4,746		$70,512
Gary R. Mills	27,774	21,065	97,256	-	285,068
David D. Brown	12,544	-	3,732	-	16,276
Jason R. Belcher	2,635	3,950	1,138	-	19,030
E. Stephen Lilly	-	6,564	89,659	-	282,839

(1) The amounts reported under “Executive Contributions” are included in each named executive officer’s amount under the “Salary” column in the “2016 Summary Compensation Table.” The amounts reported under “Corporation Contributions” are included in each named executive officer’s amount under the “2016 All Other Compensation” column in the “2016 Summary Compensation Table.” The Corporation contributions reflected in the above table are reflective of amounts deferred by the executives in the prior plan year, but matched by the Corporation in the subsequent year.

(2) The amounts reported under “Aggregate Earnings” are not included in each named executive officer’s amount under the “Salary” column in the “2016 Summary Compensation Table.”

Potential Payments Upon Termination

The information below describes the compensation that would become payable under existing plans and agreements based on the named executive officer’s actual termination of employment coupled with the assumption that the named executive officer’s employment had terminated on December 31, 2016, given the named executive officer’s compensation, years of service and a presumed age of 62.

These benefits are in addition to benefits generally available to other non-executive officers, who are salaried employees, such as distributions under the KSOP and disability insurance benefits. The Corporation has estimated the amounts of compensation payable to each named executive officer under a variety of termination circumstances, including: early retirement, involuntary termination not for “Cause,” termination for “Cause,” termination following a change of control and in the event of the death of the named executive officer.

Since a variety of factors might affect the nature and amount of any benefits payable upon the events discussed below, actual amounts may vary from what the Corporation has projected.

Regardless of the manner in which a named executive officer’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	option or stock award grants made pursuant to the 1999 Plan, 2004 Plan, or 2012 Plan that vest through the most recently completed fiscal year;
•	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;
•	amounts accrued and vested through the Corporation’s SERP payable as benefits for the life of the named executive officer beginning at age 62; and
•	cash surrender value of life insurance payable.

In the event of an involuntary termination without “Cause” or termination by a named executive officer for “Good Reason” other than a change in control, the Corporation shall pay the named executive officer severance in the form of continuing to pay their base salary for the balance of the existing term of the existing employment agreement. In addition, the Corporation shall maintain and continue to provide health, dental, accident and disability insurance and certain other executive benefit plans, programs and arrangements until the earlier of (i) the expiration of the remaining term; (ii) the named executive officer commences full-time employment with another employer or commences self-employment where earnings are expected to be, on an annualized basis, 75% or more of the base salary as of the date of termination; or (iii) the date on which the Corporation determines that the named executive officer has violated any one of several specified sections of the agreement. Additional details regarding these agreements are set forth in the discussion beginning on page 19. As required by said employment agreements, any severance payments to a terminated named executive officer would be contingent on his execution of an agreed upon severance agreement and release, which along with severance payments, would outline restrictive covenants relating to competing against the Corporation and soliciting the Corporation’s employees and customers.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above:

•	for options granted under the 1999 Plan, he will retain vested options for up to five (5) years after normal retirement at age 62 or later and ninety (90) days after early retirement;
•	for options granted under the 2004 Plan, he will retain vested options for the remainder of the outstanding ten-year term;
•	for options granted under the 2012 Plan, he will retain vested options for the period of up to three (3) months, or any statutorily required period; and
•	for restricted performance stock awards granted under the 2012 Plan, he will automatically vest fully in the maximum number of granted awards.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefit payments made upon termination or retirement, the named executive officer or his beneficiaries may receive benefits under the Corporation’s disability plan or executive life insurance plan, as appropriate, if enrolled. Currently, Mr. Lilly is the only named executive officer enrolled in the executive life insurance plan. If Mr. Lilly had died on December 31, 2016, his survivors would have received the projected amount of $406,716, from the proceeds of an individual split dollar life insurance policy, the premiums of which are included in the “2016 All Other Compensation” table on page 22. The estimated amounts payable to the beneficiaries are derived by reflecting a deduction for repayment to the Corporation of the cash surrender value of the split dollar life insurance policies and distribution of eighty percent (80%) of the face value of any remaining insurance proceeds to the respective beneficiaries and twenty percent (20%) to the Corporation.

Payments Made Upon a Change of Control

As previously stated, the Corporation has entered into employment agreements with each of the named executive officers, which agreements include change of control provisions. Under these provisions and subject to certain requirements and restrictions, if within three (3) years after a change of control, a named executive officer is separated from service either because of (i) non-renewal of the agreement by the Corporation, (ii) termination by the Corporation without “Cause,” (iii) termination by the named executive officer for “Good Reason,” or (iv) termination by the named executive officer due to forced relocation, the named executive officer shall receive severance in the form of continued payment of his or her base salary and providing all other compensation benefits of a like kind and value as in effect at the time of the change of control, or on the date of termination, whichever is greater, for a period of thirty-six (36) months. Additional information relating to the terms of said employment agreements, including the change of control provisions, are set forth in the discussion beginning on page 19.

Potential Incremental Payments Table

The following table shows the potential incremental value transfer to each named executive officer under various termination scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2016, with proper prior notice if applicable.

		Accel-
		eration/
		Vesting of
		Options		Non-
		and		Qualified			Executive
	Salary &	Restricted		Deferred			Life
William P. Stafford, II	Benefits	Stock		Comp (4)	SERP		Ins (6)		Total
Early retirement	$-	$-		$70,512	$73,223	(1,5)	$3,013		$146,748
Retirement	-	65,705	(7)	70,512	80,000	(2,5)	3,013		219,230
Termination for "Cause"	-	-		70,512	-		3,013		73,525
Termination without "Cause"	733,624	-		70,512	73,223	(1,5)	3,013		880,372
Change in control termination	1,080,000	65,705		70,512	453,416	(4)	3,013		1,672,646
Disability	1,932,988	65,705		70,512	73,223	(1,5)	3,013		2,145,441
Death (3)	-	65,705		70,512	73,223	(1,5)	450,000	(4)	659,440

Gary R. Mills
Early retirement	-	-		285,068	41,750	(1,5)	12,029		338,847
Retirement	-	98,558	(7)	285,068	80,000	(2,5)	12,029		475,655
Termination for "Cause"	-	-		285,068	-		12,029		297,097
Termination without "Cause"	973,624	-		285,068	41,750	(1,5)	12,029		1,312,471
Change in control termination	1,440,000	98,558		285,068	180,396	(4)	12,029		2,016,051
Disability	2,615,960	98,558		285,068	41,750	(1,5)	12,029		3,053,365
Death (3)	-	98,558		285,068	41,750	(1,5)	750,000	(4)	1,175,376

David D. Brown
Early retirement	-	-		16,276	22,181	(1,5)	722		39,179
Retirement	-	56,332	(7)	16,276	80,000	(2,5)	722		153,330
Termination for "Cause"	-	-		16,276	-		722		16,998
Termination without "Cause"	513,622	-		16,276	22,181	(1,5)	722		552,801
Change in control termination	749,997	56,332		16,276	36,291	(4)	722		859,618
Disability	3,552,377	56,332		16,276	22,181	(1,5)	722		3,647,888
Death (3)	-	56,332		16,276	22,181	(1,5)	563,000	(4)	657,789

Jason R. Belcher
Early retirement	-	-		19,030	-		-		19,030
Retirement	-	38,127	(7)	19,030	-		-		57,157
Termination for "Cause"	-	-		19,030	-		-		19,030
Termination without "Cause"	383,622	-		19,030	-		-		402,652
Change in control termination	554,997	38,127		19,030	-		-		612,154
Disability	2,874,769	38,127		19,030	-		-		2,931,926
Death (3)	-	38,127		19,030	-		462,498	(4)	519,655

E. Stephen Lilly
Early retirement	-	-		282,839	54,088	(1,5)	31,616		368,543
Retirement	-	59,135	(7)	282,839	75,903	(2,5)	31,616		449,493
Termination for "Cause"	-	-		282,839	-		31,616		314,455
Termination without "Cause"	527,704	-		282,839	54,088	(1,5)	31,616		896,247
Change in control termination	771,120	59,135		282,839	480,466	(4)	31,616		1,625,176
Disability	1,045,134	59,135		282,839	54,088	(1,5)	31,616		1,472,812
Death (3)	-	59,135		282,839	54,088	(1,5)	630,000	(4)	1,026,062

(1) Annual payment deferred to age 60.

(2) Annual payment; presumed to be age 62 on December 31, 2016.

(3) Payment to beneficiary upon death of named executive officer.

(4) Presumes lump sum payout.

(5) Represents an annuity payable over the life of the named executive officer at a reduced amount beginning at age 60, a larger amount beginning at age 62 or for ten (10) years certain to a named beneficiary in the event of death.

(6) Other than the life insurance proceeds payable upon death, presumed at December 31, 2016.

(7) Presumed to be age 62 on December 31, 2016.

DIRECTOR COMPENSATION

2016 Non-Management Directors’ Compensation

The compensation and benefit package for non-management directors is intended to fairly compensate directors for work required for the Corporation and to align the directors’ interests with the long-term interests of stockholders. The compensation package for the directors is simple, direct, and easy to understand from a stockholder perspective. As shown on the table on the next page, non-management directors’ compensation includes the following:

Base Compensation. During each quarter of 2016, each non-employee member of the Board of Directors received a retainer fee of $2,625 in cash and $875 in stock. No additional fee is paid to Directors of the Corporation who also serve on the board of a subsidiary. ACER Committee members received a cash retainer fee of $1,500 per quarter, with the Chairman receiving an additional $2,000 per quarter and the Financial Expert receiving an additional $1,250 per quarter. Members of the GNC receive a cash retainer fee of $500 per year. Members of the CRC receive a cash retainer fee of $750 per year, with the Chairman receiving an additional $500 per year. Non-management directors are reimbursed for travel or other expenses incurred for attendance at Board, subsidiary board, and committee meetings or other required travel for the benefit of the Corporation.

Deferral of Cash Compensation. Directors are permitted on an annual basis, prior to the beginning of each calendar year, to defer Board and committee cash fees to a non-qualified deferred compensation plan established solely for that purpose. Each director electing to defer fees is responsible for the investment of such deferrals, and the Corporation does not provide either a preferential investment or interest rate for such deferred compensation. Each director who has deferred any such compensation has the ability to access such deferred compensation upon retirement from active Board service.

Incentive Compensation. For each Director of the Corporation and its banking subsidiary, the CRC may award incentive compensation based upon the previous year’s performance. As discussed in detail in the Compensation Discussion and Analysis, in December 2015, the CRC adopted an executive and board incentive compensation methodology which provides suggested amounts of annual incentive compensation for Directors in the form of restricted Corporation stock. Amounts paid to Directors under this methodology are paid in the form of cash bonuses (25%) and restricted Corporation stock (75%). This methodology was first employed to provide suggested incentive compensation in 2016 based on 2015 performance and is detailed in the “Director Compensation Table.” As with incentive compensation paid to executives, it is important to note that this methodology provides only a suggested incentive compensation amount based on general guidelines that the CRC may consider in its decision making process. Sole discretion as to the terms and conditions of any award, including to pay or not pay incentive compensation and in what amounts, remains with the Board, acting directly or through the CRC. The CRC continues to oversee all aspects of the design, payment, and administration of incentive compensation. Further, the Corporation’s Board of Directors retains authority to review and approve or disapprove all CRC action. The ultimate goal of the CRC and the Board in granting incentive compensation remains to align the interests of participants with that of shareholders and encourage long-term strategic thinking and performance while at the same time discouraging imprudent, unreasonable or excessive risk taking.

Long-Term Retention and Equity Compensation. Like the Corporation’s named executive officers, the directors receive long-term retention and equity compensation. In 2016, consistent with the compensation methodology developed in 2015, the directors were awarded long-term incentive equity compensation in the form of restricted shares, which will vest over a period of three (3) years beginning on or about March 28, 2017 and remain under such restriction for a period of five (5) years after vesting. All grants of restricted shares to directors in 2016 were made under the 2012 Plan.

Directors’ Supplemental Retirement Plan. The Corporation established a directors’ supplemental retirement plan (“Directors’ SERP”) for its non-management directors in 2001 which was later amended to remain compliant with Internal Revenue Code Section 409A and to provide for certain changes in the benefit formula and various other provisions. The Directors’ SERP amendment substitutes a defined benefit in lieu of the previous indexed benefit. The amended Directors’ SERP provides for an annual retirement benefit of one hundred percent (100%) of the director’s highest consecutive three years’ average compensation. Benefits are payable at the later of (i) the age of 70 or (ii) separation from service to the Corporation, and continue for ten (10) years. Full vesting is attained upon completion of fifteen (15) years of service.

The Corporation has also entered into life insurance endorsement method split dollar agreements with certain directors covered under the Directors’ SERP. Under the agreements, the Corporation shares eighty percent (80%) of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Directors’ SERP.

The Directors’ SERP also contains provisions addressing a change of control, as defined in the Plan, which allow the directors to retain benefits under the Directors’ SERP in the event of a termination of service, other than for “Cause,” during the twelve (12) months prior to a change in control or anytime thereafter, unless the director voluntarily terminates his or her service within ninety (90) days following the change in control.

Insurance. The Corporation provides indemnification and liability insurance for its directors and named executive officers.

No Other Compensation. In 2016, non-management directors did not receive any other cash or equity compensation except as set forth above.

Director Compensation Table

The following table summarizes non-management director compensation, including compensation for director services at the bank subsidiary for 2016.

					Change in
					Pension Value
					and
	Fees				Non-qualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards (1)	Awards	Compensation	Earnings (2)	Compensation	Total

W. C. Blankenship, Jr.	$44,674	$23,967	$-	$-	45,710	$-	$114,351
C. William Davis	15,885	17,921	-	-	52,076	-	85,882
Samuel L. Elmore	29,643	20,869	-	-	-	-	50,512
Richard S. Johnson	30,369	20,944	-	-	-	-	51,313
I. Norris Kantor	31,454	20,683	-	-	(1,043)	-	51,094
M. Adam Sarver	24,610	18,220	-	-	-	-	42,830
William P. Stafford (3)	12,561	19,115	-	-	(1,433)	-	30,243

(1)

The value represents the grant date fair value of stock awarded as fees, stock granted as a portion of incentive compensation, and unvested, restricted stock granted on March 18, 2016 as long-term retention and equity compensation.

(2)	The amounts reported represent the difference between the present value of accrued benefits of the director's SERP at the end of 2016 and 2015.
(3)	Mr. Stafford retired on August 30, 2016.

OWNERSHIP AND RELATED PERSON TRANSACTIONS

Information on Stock Ownership

The following table includes the stock-based holdings at December 31, 2016, of significant stockholders having beneficial ownership greater than five percent (5%), directors, executive officers, and directors and executive officers as a group.

		Amount and
		Nature
	Name and Address of Beneficial	of Beneficial	Percent of
Title of	Owner or Number of	Ownership as of	Common
Class	Persons in Group	December 31, 2016	Stock

Common	Richard G. Preservati (1)	1,500,775	8.83%
	P.O. Box 1003, Princeton, WV 24740

Common	BlackRock (2)	1,168,711	6.88%
	55 East 52nd Street, New York, NY 10055

Common	Dimensional Fund Advisors, LP (3)	932,929	5.49%
	Building One, 6300 Bee Cave Road, Austin, TX 78746

	The Corporation's Directors and Named Executive Officers:
Common	Jason R. Belcher (4)	5,615	*
Common	W. C. Blankenship, Jr. (5)	33,107	*
Common	David D. Brown (6)	10,355	*
Common	C. William Davis (7)	14,009	*
Common	Samuel L. Elmore (8)	11,038	*
Common	Richard S. Johnson (9)	42,640	*
Common	I. Norris Kantor (10)	39,526	*
Common	E. Stephen Lilly (11)	48,220	*
Common	Gary R. Mills (12)	26,716	*
Common	M. Adam Sarver (13)	146,931	*
Common	William P. Stafford, II (14)	187,835	1.11%

	All Directors and Executive Officers as a Group	565,992	3.33%

	* Represents less than one percent (1%) of the outstanding shares.

(1)	Number of shares are as of Form 13G filing with SEC as of March 6, 2015.
(2)	Number of shares are as of Form 13G filing with SEC as of January 24, 2017.
(3)	Number of shares are as of Form 13G filing with SEC as of February 9, 2017.
(4)	Includes 2,174 shares allocated to Mr. Belcher’s KSOP account.
(5)

Includes 25,467 shares held jointly by Mr. Blankenship and his wife and 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan. 14,784 of the shares listed have been pledged as security by Mr. Blankenship.

(6)	Includes 2,153 shares allocated to Mr. Brown’s KSOP account. 1,500 of the shares listed have been pledged as security by Mr. Brown.
(7)	Includes 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan.
(8)	Includes 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan and 2,595 shares granted under the 1999 Plan.
(9)	Includes 24,550 shares held jointly by Mr. Johnson and his wife and 15,835 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan.
(10)	Includes 7,488 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan.
(11)	Includes 6,554 shares allocated to Mr. Lilly’s KSOP account and 24,807 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan.
(12)

Includes 5,332 shares allocated to Mr. Mills’ KSOP account, 1 share held jointly by Mr. Mills and his wife, and 4,123 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan.

(13)	Includes 872 shares held by Mr. Sarver’s wife and a fifty percent (50%) ownership of Longview Properties, LLC.
(14)	Includes 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan.

Related Person/Party Transactions

Review and Approval of Related Person/Party Transactions. The Corporation reviews relationships and transactions in which the Corporation and its directors, executive officers, their immediate family members, or their related entities participate. The Bank’s Chief Risk Officer is primarily responsible for developing and implementing processes and controls to obtain such information and for determining whether a related person or party has a direct or indirect material interest in a transaction that requires approval of such transaction by the Governance and Nominating Committee and/or disclosure of such transaction in the annual proxy statement. Procedures used for reviewing and assessing this process are documented in writing.

Part of this process includes each director and named executive officer responding to an annual proxy statement questionnaire designed to obtain such information. When it is determined that a related person or party transaction may have occurred, or when the Corporation desires to enter into a related person or party transaction, the transaction is scrutinized to determine whether such transaction is material. If material, such transaction is examined by the GNC, which may approve or ratify the transaction, and, if required by SEC rules, disclose the transaction in the annual proxy statement.

Significant related person or party transactions, at the discretion of the Chief Risk Officer, are reviewed on a quarterly basis by the GNC and, as necessary, by counsel having specific expertise in SEC matters to determine whether the transaction must be disclosed in the annual proxy statement.

Description of Related Person Transactions. As expected, the Corporation’s subsidiary bank has consistently and from time to time accepted deposits from and made loans to related persons and parties. All such loans and deposits were made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-related persons or parties; and (iii) did not involve more risk of collectability than comparable transactions with other non-related persons or parties. All loans made to directors and executive officers are in compliance with federal banking regulations and thereby exempt from insider loan prohibitions as set forth in the Sarbanes-Oxley Act of 2002.

During 2016, the Corporation only entered into one transaction with a related person or party in excess of $120,000 or which would otherwise meet the threshold for disclosure in this proxy statement under the relevant SEC rules. On May 30, 2016, the Corporation entered into a Stock Repurchase Agreement with the H.P. & Anne S. Hunnicutt Foundation, Inc., which was a related party at that time by virtue of its beneficial ownership of 5% or more of the outstanding shares of the Corporation. Pursuant to this agreement, the Corporation repurchased 200,000 shares of Corporation common stock for a purchase price of $21.00 per share. The Board of Directors approved this transaction, after significant review and discussion by the independent directors, believing the transaction to be in the best interest of the Corporation and its shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and applicable SEC regulations require the Corporation’s directors, executive officers, and persons who beneficially own more than ten percent (10%) of Common Stock of the Corporation to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. As a practical matter, the Corporation assists all directors and officers by monitoring, completing, and filing Section 16 reports on their behalf. Based solely upon the review of Forms 3, 4 and 5, and amendments thereto filed in accordance with the instructions and information provided to the Corporation by its officers and directors, the Corporation believes that all Section 16(a) filings required to be filed by its directors, executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock were properly and timely completed during fiscal year 2016.

Report of the ACER Committee

The ACER Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing financial statements and for public reporting processes. Dixon Hughes Goodman LLP (“Dixon Hughes”), the Corporation’s independent registered public accounting firm for 2016, is responsible for expressing opinions on the conformity of the Corporation’s financial statements with generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the ACER Committee has reviewed and discussed with management and Dixon Hughes the audited financial statements for the year ended December 31, 2016, and Dixon Hughes’ evaluation of the Corporation’s internal control over financial reporting as of that date. The ACER Committee regularly communicates with Dixon Hughes regarding the matters that are required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Standard No. 16 Communications with Audit Committees, as well as other relevant standards. Dixon Hughes has provided to the ACER Committee the written disclosures and accompanying letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the ACER Committee concerning independence, and the ACER Committee has discussed with Dixon Hughes that firm’s independence. The ACER Committee has concluded that Dixon Hughes’ provision of audit and non-audit services to the Corporation and its affiliates is compatible with Dixon Hughes’ independence.

Based on the review and discussions referred to above, the ACER Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements for the year ended December 31, 2016, be included in the Annual Report on Form 10-K for 2016 for filing with the SEC.

This report is provided by the following independent directors, who comprise the ACER Committee:

W.C. Blankenship, Jr. (Chairman)

I. Norris Kantor

M. Adam Sarver

Richard S. Johnson

Independent Registered Public Accounting Firm

The ACER Committee of the Board of Directors annually considers the selection of the Corporation’s independent registered public accounting firm.  From time to time, this consideration is supported by competitive bids solicited from several reputable firms, which allows the ACER Committee to rigorously evaluate the qualifications and relevant experience of each firm and to ensure the fair pricing of services provided.  This competitive bidding process was last undertaken in 2015.

Based on past experience as well as the results of the 2015 bid process, the ACER Committee has reappointed Dixon Hughes as the independent registered public accounting firm to audit the Corporation’s financial statements for the fiscal year ended December 31, 2016. In making this appointment, the ACER Committee considered whether the audit and non-audit services Dixon Hughes provided are compatible with maintaining the independence of the Corporation’s outside auditors.

The ACER Committee has adopted a policy that sets forth the manner in which the ACER Committee will review and approve all services to be provided by Dixon Hughes. The ACER Committee pre-approves all audit and permitted non-audit services to be performed for the Corporation by its independent public accountants. The chairman of the ACER Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The ACER Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

The aggregate fees paid to Dixon Hughes in 2016 and 2015 for these services were:

	2016	2015

Audit fees	$338,874	$382,667
Audit related fees	-	1,500
All other fees	-	-
Tax fees	73,990	71,835

In the above table, in accordance with SEC rules, “Audit fees” are fees paid by the Corporation to Dixon Hughes for audit of the Corporation’s financial statements included in the Annual Report on Form 10-K, for review of financial statements included in the Quarterly Reports on Form 10-Q, for audit of the Corporation’s internal controls over financial reporting, and for services typically provided by the auditor in connection with statutory and regulatory filings. “Audit related fees,” which amount was preapproved by the ACER Committee, include merger and acquisition due diligence and audit services (if any), but do not include employee benefit plans which are audited by another public accounting firm. “Tax fees” which were preapproved by the Audit Committee, include fees paid for the completion of the Corporation’s 2015 federal and state income tax returns, 2016 federal and state income tax returns, 2015 and 2016 quarterly tax estimates, and miscellaneous tax research required for the completion of these services.

The ACER Committee prohibits the hiring of any Dixon Hughes partner, director, manager, staff person, advising member of the department of professional practice, reviewing partner, reviewing tax professional or any other person having responsibility for providing audit assurance on any aspect of Dixon Hughes’ certification of the Corporation’s financial statements. The ACER Committee also requires Dixon Hughes to rotate its key partners assigned to the Corporation’s audit at least every five (5) years.

PROPOSAL 4: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Corporation’s stockholders, the ACER Committee has selected Dixon Hughes as the independent registered public accounting firm to perform the audit of the consolidated financial statements of the Corporation and its subsidiaries, as well as the Corporation’s internal control over financial reporting, for the fiscal year ending December 31, 2017.  Dixon Hughes has audited the financial statements of the Corporation and its subsidiaries since 2006.  Dixon Hughes is an independent registered public accounting firm.

Representatives of Dixon Hughes will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so.  Such representatives of the firm will be available to respond to appropriate stockholder inquiries at the Annual Meeting.

The Corporation is asking stockholders to ratify the selection of Dixon Hughes Goodman, LLP as its independent registered public accounting firm for the year ending December 31, 2017. Although ratification is not required by the Corporation’s bylaws or otherwise, the Board is submitting the selection of Dixon Hughes to stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the ACER Committee will consider selecting another registered public accounting firm. If the stockholders ratify the ACER Committee’s selection, the ACER Committee may still select a different registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Corporation and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES GOODMAN AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with SEC’s Rule 14a-8, must be received at the Corporation’s principal executive office by November 14, 2017. Proposals must be addressed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Other Stockholder Proposals and Stockholder Nominations for Directors for Presentation at Next Year’s Annual Meeting

The Corporation’s amended and restated bylaws require that any stockholder proposal that is not submitted for inclusion in the next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2018 Annual Meeting, and any stockholder nominations for directors, must be received at the Corporation’s principal executive office not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the 2017 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of the bylaws, must be received no sooner than January 25, 2018, and no later than February 24, 2018. Proposals must be addressed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989, and include the information set forth in those bylaws, which are posted on the Corporation’s website. Shareholder nominations for directors may be made only if such nominations are made in accordance with the procedures set forth in Section 2.3 of the Corporation’s amended and restated bylaws. SEC rules permit management to vote proxies in management’s discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases regardless of the stockholder’s compliance with this deadline. Other than proposals properly omitted from this proxy statement pursuant to SEC rules and other matters discussed in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the Annual Meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the Board of Directors by mail, telephone, other electronic means, or in person. Copies of proxy materials and the 2016 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from the beneficial owners, and the Corporation will reimburse such record holders for their reasonable expenses.

Stockholders Requests for Copies of 2016 Annual Report and Proxy Materials

Upon written request, the Corporation will provide, without charge, to stockholders of record and beneficial owners as of close of business on March 1, 2017, a copy of this proxy statement and the 2016 Annual Report. Any written request for a copy of this proxy statement and/or the 2016 Annual Report must be mailed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Delivery of Documents to Stockholders Sharing Same Address (Householding)

To reduce the expenses of delivering duplicate proxy materials to its stockholders, the Corporation may deliver only one proxy statement and Annual Report to multiple stockholders who share an address unless the Corporation receives contrary instructions from any stockholders at that address. If you are the beneficial owner, but not the record holder, of shares of the Corporation’s stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and 2016 Annual Report to multiple stockholders at the same address, unless that nominee has received contrary instructions from one or more of the stockholders. The Corporation will deliver, upon request, a separate copy of this proxy statement and 2016 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder desiring to receive a separate copy of the proxy statement and Annual Report, now or in the future, should submit this request to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish instead to receive a single copy of such materials in the future will need to, in the case of beneficial owners, contact their broker, bank or other nominee or, in the case of record owners, contact Broadridge (using the above contact information) to request that only a single copy of each document be mailed to all stockholders at the same address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2016 Annual Report may be viewed online at www.fcbinc.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote on the Internet or by telephone. If you choose electronic access, you will receive a proxy form in mid to late March providing the website address for access. Your choice will remain in effect until you notify the Corporation by mail that you wish to resume delivery of paper copies of annual reports and proxies by mail. If your stock is held for you by a bank, broker or another holder of record, please refer to the information provided by that entity holding the stock on your behalf for instructions on how to elect the paper option.

First Community Bancshares, Inc. Annual Meeting of Stockholders

2:00 p.m. Eastern Daylight Time, April 25, 2017

Corporate Center

29 College Drive

Bluefield, Virginia 24605

Information about Advance Registration for Attending the Meeting

Attendance at the Annual Meeting is limited to the Corporation’s stockholders, members of their immediate family, or their named representative. Upon arrival at the Annual Meeting, stockholders, members of their immediate family, or their named representative will be asked to present appropriate identification to enter. The Corporation reserves the right to limit the number of representatives who may attend the meeting.

•	If you hold your shares directly with the Corporation and you plan to attend the Annual Meeting, you are not required to follow any additional instructions.
•

If your shares are held for you by a bank, broker, or other institution and you wish to attend the Annual Meeting, please send a meeting registration request containing the information listed below to:

First Community Bancshares, Inc.

P. O. Box 989

Bluefield, Virginia 24605-0989

Please include the following information:

•	Your name and complete mailing address;
•	The name(s) of any family members who will accompany you;
•	If you wish to name a representative to attend the meeting on your behalf, the name, address, and telephone number of that individual; and
•	Proof that you own Corporation shares, such as a letter from your bank or broker or a photocopy of your bank or brokerage account statement.

If you have any questions regarding admission to the Annual Meeting, please call Stockholder Services at (800) 425-0839.

Voting in Person at the Meeting

The Corporation encourages stockholders to submit proxies in advance of the Annual Meeting by telephone, Internet or mail. Alternatively, stockholders may also vote in person at the meeting or may execute a proxy to vote for them at the meeting. If your shares are held for you by a broker, bank or other institution, you must obtain a proxy from that institution and bring it with you to the meeting to deliver with your ballot in order to be able to vote your shares at the Annual Meeting.

First Community Bancshares, Inc.

P.O. BOX 989
BLUEFIELD, VA 24605-0989

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 24, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18314-P87702 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST COMMUNITY BANCSHARES, INC.

The Board of Directors recommends you vote FOR Proposals 1 and 2:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) C. William Davis
02) Gary R. Mills
03) M. Adam Sarver

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the Corporation's executive compensation program for fiscal year 2016.	☐	☐	☐

The Board of Directors recommends you vote for "3 Years" on Proposal 3:

	3 Years	2 Years	1 Year	Abstain
3. To recommend, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the Corporation's executive compensation program.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4:

	For	Against	Abstain
4. The ratification of Dixon Hughes Goodman LLP as independent registered public accountants.	☐	☐	☐

The shares represented by the proxy, when properly executed, will be voted in the manner directed by the undersigned. **If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 4, and FOR approval, on a non- binding, advisory basis, of a frequency of every three (3) years for future stockholder advisory votes on the Corporation's executive compensation program.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 25, 2017:
The Notice, Proxy Statement, Annual Report and Form of Proxy Card are available without charge at www.proxyvote.com.

E18315-P87702

FIRST COMMUNITY BANCSHARES, INC.
This revocable proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
April 25, 2017
2:00 p.m., Eastern Daylight Time

The undersigned appoints Samuel G. Hill and Jeffery L. Farmer, or either of them, proxies to vote all shares of common stock ("Common Stock") of First Community Bancshares, Inc. (the "Corporation") which the undersigned is entitled to vote at the annual meeting (the "Annual Meeting") of stockholders of the Corporation, to be held on April 25, 2017 at 2:00 p.m., Eastern Daylight Time at First Community Bancshares Corporate Center located at 29 College Drive, Bluefield, Virginia or at any adjournment thereof, or on the matter as set forth in the proxy statement for the Annual Meeting and on all matters properly presented at the Annual Meeting.

This instruction and proxy card is also solicited by the Board of Directors of the Corporation for persons who participate in the First Community Bancshares, Inc. Employee Stock Ownership and Savings Plan ("Plan"). By signing this instruction and proxy card, or by phone or Internet, the undersigned hereby instructs First Community Bank, the trustee of the Plan, to exercise the voting rights relating to any shares of Common Stock allocable to his or her account(s) as of the close of business on March 1, 2017.

The trustee will tabulate the votes received from all Plan participants by April 21, 2017, and shall vote the shares of Common Stock as directed. **In the event any participant in the Plan does not provide voting directions, the trustee of the Plan shall vote the participant's shares of Common Stock as the trustee, in its sole discretion, shall deem appropriate.**

Proxies will be voted as directed. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors of the Corporation and in the discretion of the proxy holders upon such other matters as may properly come before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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